EXHIBIT 4.1

AVON PRODUCTS, INC.,
as Issuer
5.000% NOTES DUE 2023

NINTH SUPPLEMENTAL INDENTURE
Dated as of July 26, 2019
To
INDENTURE
Dated as of February 27, 2008

Deutsche Bank Trust Company Americas,
as Trustee

NINTH SUPPLEMENTAL INDENTURE, dated as of the 26th day of July, 2019, between AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York, as Issuer (herein called the “Company”), having its principal office at Building 6, Chiswick Park, London, W4 5HR, United Kingdom, and DEUTSCHE BANK TRUST COMPANY AMERICAS, with its principal office at 60 Wall Street, New York, New York 10005, a banking corporation duly organized under the State of New York, as trustee (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, the Company has heretofore executed and delivered an Indenture, dated as of February 27, 2008 (the “Original Indenture”) providing for the issuance by the Company from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (in the Original Indenture and herein called the “Securities”);
WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, including Section 3.01 thereof, duly determined to make, execute and deliver to the Trustee the Seventh Supplemental Indenture  to the Original Indenture dated March 12, 2013 (the “Seventh Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) as permitted by Sections 3.01 and 9.01 of the Original Indenture in order to establish the form or terms of, and to provide for the creation and issue of, a series of Securities under the Original Indenture in the initial aggregate principal amount of $500,000,000 designated as the “5.000% Notes due 2023” of the Company (collectively referred to herein as the “Notes”);
WHEREAS, the Company has solicited consents from the Holders of the Notes to certain proposed amendments (the “Proposed Amendments”), pursuant to the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated July 19, 2019 (the “Consent Solicitation”);
WHEREAS,  the Company has obtained the requisite consents of 55.49% of the Holders of the Notes to the Proposed Amendments to the Indenture set forth in this Ninth Supplemental Indenture as evidenced by the D.F. King & Co., Inc. report attached to the Officers’ Certificate referred to below;
WHEREAS, the Trustee has received an Officers’ Certificate of the Company and an Opinion of Counsel in accordance with Section 1.02 of the Indenture;
WHEREAS, pursuant to Section 2.11 of the Seventh Supplemental Indenture, the Trustee is authorized to execute and deliver this Ninth Supplemental Indenture; and
WHEREAS, the Company is exercising the power and authority conferred upon and reserved to it under the provisions of the Indenture to amend the provisions of the Seventh Supplemental Indenture as herein provided and to make this Ninth Supplemental Indenture a valid, binding and legal agreement of the Company;

NOW, THEREFORE, THIS NINTH SUPPLEMENTAL INDENTURE WITNESSETH:
That, for and in consideration of the premises and of the covenants contained in the Indenture and in this Ninth Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:
ARTICLE 1
Definitions and Other Provisions of General Application
Section 1.01.   Definitions.  Each capitalized term that is used herein and is defined in the Indenture shall have the meaning specified in the Indenture unless that term is otherwise defined herein.
Section 1.02.  References.  Each reference to a particular section set forth in this Ninth Supplemental Indenture shall, unless the context otherwise requires, refer to this Ninth Supplemental Indenture.
ARTICLE 2
Amendments to the Indenture
Section 2.01.  Amendments to the definition of Change of Control. The definition of “Change of Control” in the Seventh Supplemental Indenture shall be amended to add the following words at the end of the definition: “Notwithstanding the foregoing, the Transaction shall not constitute a Change of Control.”
Section 2.02.  Insertion of Certain Additional Definitions. The following definition shall be added to Section 1.01 of the Seventh Supplemental Indenture, inserted in alphabetical order:
“Transaction” means any transaction undertaken pursuant to or in connection with the Agreement and Plan of Mergers dated as of May 22, 2019, among the Company, Natura Cosméticos S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil, Natura Holding S.A. (currently known as “Natura &Co Holding S.A.”), a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil, Nectarine Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Natura Holding S.A. and Nectarine Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Nectarine Merger Sub I, Inc., pursuant to which the Company will become a wholly owned direct subsidiary of Natura Holding S.A.

ARTICLE 3
Miscellaneous Provisions
The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Ninth Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
Except as expressly amended hereby, the Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof, and the Indenture is in all respects hereby ratified and confirmed. This Ninth Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.
THIS NINTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
This Ninth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.
AVON PRODUCTS, INC.
By:	/s/ Tom Greene
Name: Tom Greene
Title: Group Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee,
By:	/s/ Jeffrey Schoenfeld
Name: Jeffrey Schoenfeld
Title: Vice President

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Vice President